UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

NorthWest Indiana Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Notice of Annual Meeting of Shareholders

To Be Held On April 24, 2009
     The Annual Meeting of Shareholders of NorthWest Indiana Bancorp will be held at the Corporate Center of Peoples Bank SB, 9204 Columbia Avenue, Munster, Indiana on Friday, April 24, 2009, at 9:00 a.m., local time.
     The Annual Meeting will be held for the following purposes:
1.	Election of Directors. Election of four directors of the Bancorp to serve three-year terms expiring in 2012;

2.	Ratification of Auditors. Ratification of the appointment of Plante & Moran as independent registered public accountants for the Bancorp for the year ending December 31, 2009; and

3.	Other Business. Other matters as may properly come before the meeting or at any adjournment.
     You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on February 23, 2009.
     We urge you to read the enclosed proxy statement carefully so you will have information about the business to come before the meeting or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.
     A copy of our Annual Report for the fiscal year ended December 31, 2008, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors Jon E. DeGuilio Executive Vice President and Secretary

Munster, Indiana
March 23, 2009
It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2009.
The Proxy Statement and Annual Report are available at:
www.ibankpeoples.com/investor

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Proxy Statement

for
Annual Meeting of Shareholders
April 24, 2009
     The Board of Directors of NorthWest Indiana Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on April 24, 2009, at the Corporate Center of Peoples Bank SB, 9204 Columbia Avenue, Munster, Indiana, and at any adjournment of the meeting. The Bancorp’s principal asset consists of 100% of the issued and outstanding shares of Common Stock of Peoples Bank SB. We expect to mail this proxy statement to our shareholders on or about March 23, 2009.
Items of Business
     At the Annual Meeting, shareholders will:
•	vote on the election of four directors to serve three-year terms expiring in 2012;

•	ratify the selection of Plante & Moran as auditors for the Bancorp for 2009; and

•	transact any other matters of business that properly come before the meeting.
     We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.
Voting Information
Who is entitled to vote?
     Shareholders of record at the close of business on February 23, 2009, the record date, may vote at the Annual Meeting. On the record date, there were 2,809,285 shares of the Common Stock issued and outstanding, and the Bancorp had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.
How many votes are required to elect directors?
     The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How do I vote my shares?
     If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to the Bancorp and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for the four nominees for director listed below. If you do not give contrary instructions, the proxies will vote for each matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.
     If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.
     Proxies solicited by this proxy statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.
Can I change my vote after I have mailed my proxy card?
     You have the right to revoke your proxy at any time before it is exercised by (1) notifying the Bancorp’s Secretary (Jon E. DeGuilio, 9204 Columbia Avenue, Munster, Indiana 46321) in writing, (2) delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.
Can I vote my shares in person at the meeting?
     If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.
     If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.
What constitutes a quorum?
     The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.
Security Ownership by Certain Beneficial Owners and Management
     The following table sets forth, as of February 23, 2009, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Bancorp’s Common Stock and as to the shares of the Common Stock beneficially owned by the persons named in the “Summary Compensation Table” (referred to in this proxy statement as Named Executive Officers) and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Bancorp and the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Based on such reports, management knows of no persons, other than as set forth in the table below, who owned more than 5% of the Common Stock at February 23, 2009. Individual beneficial ownership of shares by the Bancorp’s directors is set forth in the table above under “Election of Directors.”

	Amount and Nature		Percent of Shares
Name and Address of Individual	of Beneficial		of Common Stock
or Identity of Group	Ownership		Outstanding
David A. Bochnowski 10203 Cherrywood Lane Munster, IN 46321	351,105	(1)	12.4%
Joel Gorelick 8589 West 85th Street Schererville, IN 46375	72,849	(2)	2.6%
Robert T. Lowry 730 Clover Lane Crown Point, IN 46307	21,023	(3)	*
Jon E. DeGuilio 8944 Liable Road Highland, IN 46322	10,790	(4)	*
Banc Fund VI L.P. Banc Fund VII L.P. 208 S. LaSalle Street Chicago, IL 60604	198,292	(5)	7.1%
All current directors and executive officers as a group (13 persons)	643,933	(6)	22.5%

*	Under 1% of outstanding shares.

(1)	Includes 214,499 shares held jointly with Mr. Bochnowski’s spouse, 24,990 shares as to which Mr. Bochnowski’s spouse has voting and dispositive power, and 26,400 shares which are owned by his children for which his spouse is custodian or trustee. Also includes stock options representing 13,022 shares of Common Stock which were exercisable at, or within 60 days after, the record date, 9,089 shares held as co-trustee of trusts for the benefit of Mr. Bochnowski’s children, 53,500 shares purchased by Mr. Bochnowski under the Profit Sharing Plan and 9,605 shares purchased by Mr. Bochnowski under his Individual Retirement Account as to which Mr. Bochnowski has dispositive and voting power.

(2)	Includes 882 shares owned by Mr. Gorelick’s spouse in her Individual Retirement Account and 4,911 shares held by her as Trustee of a trust for her benefit. Also includes 5,811 shares held by Mr. Gorelick as Trustee of a trust for his benefit and 32,649 shares held in his Individual Retirement Account. Also includes stock options representing 14,000 shares of Common Stock which were exercisable at, or within 60 days after, the record date, 1,087 shares owned as custodian for his children, and 1,600 shares held jointly with Mr. Gorelick’s mother. Also includes 11,909 shares purchased by Mr. Gorelick under the Profit Sharing Plan as to which Mr. Gorelick has dispositive and voting power.

(3)	Includes 2,209 shares held jointly with Mr. Lowry’s spouse, 1,907 shares held in his Individual Retirement Account, and 582 shares owned by Mr. Lowry’s spouse in an Individual Retirement Account. Also includes stock options representing 5,000 shares of Common Stock that were exercisable at, or within 60 days after, the record date, 546 shares of restricted stock over which Mr. Lowry has voting but not dispositive power and 10,778 shares purchased by Mr. Lowry under the Profit Sharing Plan as to which Mr. Lowry has dispositive and voting power. Excludes options for 250 shares which are not exercisable within 60 days of the record date.

(4)	Includes 82 shares owned jointly with Mr. DeGuilio’s spouse. Also includes stock options representing 5,800 shares of Common Stock which were exercisable at, or within 60 days after, the record date, and 3,908 shares purchased by Mr. DeGuilio under the Profit Sharing Plan as to which Mr. DeGuilio has dispositive and voting power. Also includes 500 shares held in his Individual Retirement Account and 500 shares of restricted stock over which Mr. DeGuilio has voting but not dispositive power.

(5)	Banc Fund VI L.P. and Banc Fund VII L.P. are each an Illinois limited partnership. Charles J. Moore, who is the manager of these funds, has voting and dispositive power over these shares and controls these entities through The Banc Funds Company, L.L.C., an Illinois corporation, which serves as general partner of MidBanc VI L.P. and MidBanc VII L.P., the general partners, respectively, of Banc Fund VI L.P. and Banc Fund VII L.P.

(6)	Includes 52,172 shares as stock options which the Bancorp’s executive officers hold under the 1994 Option Plan and which were exercisable at, or within 60 days after, the record date. Such shares have been added to the total shares outstanding in order to determine the ownership percentage of the Bancorp’s directors and executive officers as a group at the record date. Also includes 95,467 shares held under the Profit Sharing Plan and 1,046 shares of restricted stock granted under the 2004 Option Plan. Excludes options for 250 shares which are not exercisable within 60 days of the record date.

Proposal 1 — Election of Directors
     The Board of Directors currently consists of eleven members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually.
     The nominees for director this year are David A. Bochnowski, James L. Wieser, Kenneth V. Krupinski, and Anthony Puntillo, D.D.S., M.S.D., each of whom is a current director of the Bancorp. If the shareholders elect these nominees at the Annual Meeting, the terms of Messrs. David A. Bochnowski, Wieser, Krupinski, and Puntillo will expire in 2012. No director or nominee for director is related to any other director or executive officer of the Bancorp or nominee for director by blood, marriage, or adoption, except that Frank J. Bochnowski and David A. Bochnowski are cousins and James L. Wieser is the brother-in-law of Jon E. DeGuilio, an executive officer of the Bancorp. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.
     The following table provides information on the nominees for the position of director of the Bancorp and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date.

				Shares Beneficially		Percent
			Director	Owned on February		of
Name	Age	Present Principal Occupation	Since	23, 2009		Class
Nominees for Director
(Term expiring at annual meeting of shareholders in 2012)
David A. Bochnowski	63	Chairman and Chief Executive Officer of the Bancorp	1977	351,105	(1)	12.4%
James L. Wieser	61	Attorney with Wieser & Wyllie, LLP, Schererville, Indiana	1999	6,814		*
Kenneth V. Krupinski	61	Certified Public Accountant and Principal with Swartz	2003	5,823	(2)	*
		Retson & Co., P.C., Merrillville, Indiana
Anthony Puntillo,	42	Orthodontist, Chief Executive Officer of Puntillo	2004	3,378	(3)	*
D.D.S., M.S.D.		Orthodontics, P.C.

(Term expiring at annual meeting of shareholders in 2010)
Edward J. Furticella	62	Former Executive Vice President and CFO of the Bancorp.	2000	71,702	(4)	2.5%
		Currently part-time employee of the Bancorp and
		Continuous Lecturer at Purdue University, Calumet Campus
Stanley E. Mize	67	Retired; formerly President of Stan Mize Towne &	1997	39,826	(5)	1.4%
		Countree Auto Sales, Inc., Schererville, Indiana
Amy W. Han, Ph.D.	45	Executive Director, Northwest Indiana Medical Research	2008	2,175	(6)	*
		Consortium and Asst. Professor of Psychiatry, Indiana
		University School of Medicine-Northwest

Directors Continuing in Office
(Term expiring at annual meeting of shareholders in 2011)
Frank J. Bochnowski	70	Retired; formerly Executive Vice President and Secretary	1999	27,833	(7)	*
		of the Bancorp
Lourdes M. Dennison	67	Executive Coordinator Asian American Medical	1983	30,039	(8)	1.1%
		Association; Managing Partner D&T LLC, a real estate
		investment partnership
Joel Gorelick	61	President and Chief Administrative Officer of the Bancorp	2000	72,849	(1)	2.6%
Don Fesko	36	Administrator of Community Hospital in Munster, Indiana	2005	576	(9)	*

*	Under 1% of outstanding shares.

(1)	For further information regarding the beneficial ownership of these shares, see “Security Ownership By Certain Beneficial Owners and Management” above.

(2)	Of these shares, 4,323 are held jointly with Mr. Krupinski’s spouse and 1,500 are held in a 401(k) plan for his benefit.

(3)	These shares are held in a trust for Dr. Puntillo’s benefit of which Dr. Puntillo serves as trustee.

(4)	Includes 36,512 shares held jointly with Mr. Furticella’s spouse and 664 shares held by his spouse in her Individual Retirement Account. Also includes stock options for 9,500 shares of Common Stock which were exercisable at, or within 60 days after, the record date, 16,158 shares allocated to Mr. Furticella under the Profit Sharing Plan, and 8,868 shares held in Mr. Furticella’s Individual Retirement Account.

(5)	Includes 3,510 shares held by his spouse’s Individual Retirement Account, 27,168 shares owned jointly with his spouse, 3,149 shares held in his Individual Retirement Account and 1,097 held by Mr. Mize as custodian for his granddaughter.

(6)	These shares are held jointly with Ms. Han’s spouse.

(7)	Includes 5,313 shares held jointly with Mr. Bochnowski’s spouse. Also includes stock options representing 4,850 shares of Common Stock which were exercisable at, or within 60 days of, the record date and 10,038 shares held in his Individual Retirement Account.

(8)	Includes 12,576 shares owned by Mrs. Dennison’s spouse in an Individual Retirement Account and 16,720 shares held by Mrs. Dennison in her Individual Retirement Account. Also includes 465 shares held in a trust for the benefit of Ms. Dennison’s grandson.

(9)	These shares are held jointly with Mr. Fesko’s spouse.
Corporate Governance
Director Independence
     All of the directors except David A. Bochnowski, Joel Gorelick and James L. Wieser meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Director Wieser is not considered to be independent because he is the brother-in-law of Jon E. DeGuilio, an executive officer of the Bancorp. Directors Bochnowski and Gorelick are not independent because they are employees of the Bancorp. Moreover, all members of the Bancorp’s Risk Management Committee, Compensation & Benefits Committee, and Nominating and Corporate Governance Committee meet those independence standards, except Mr. Wieser for the reasons set forth above. The Board of Directors of the Bancorp considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange, which for purposes of determining the independence of the Risk Management Committee members also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between the Bancorp or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.
Meetings of the Board of Directors
     During the fiscal year ended December 31, 2008, the Board of Directors of the Bancorp met or acted by written consent 12 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Bancorp held while he served as director and of meetings of committees on which he served during that fiscal year.
Board Committees
     The Board of Directors has appointed an Executive Committee, composed of Directors David Bochnowski (Chairman), Frank Bochnowski, Dennison, Mize and Wieser. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular Board meetings, except with respect to the declaration of dividends and other extraordinary corporate transactions.
     The Board of Directors has a Nominating and Corporate Governance Committee which currently consists of Directors Dennison (Chairman), Frank Bochnowski, Fesko, Han, Krupinski, Mize and Puntillo. The Board of Directors has adopted a written Charter of the Nominating and Corporate Governance Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. The primary functions of the Nominating and Corporate Governance Committee are to retain and terminate any search firm to be used to identify director candidates; to assess the need for new directors and report annually to the Board with an assessment of the Board’s performance; to review and reassess the adequacy of the Bancorp’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval; to lead the Board in its annual review of the Board’s performance; to recommend to the Board director nominees for each committee of the Bancorp; to review and reassess the adequacy of its written charter; and to annually review its own performance. The Nominating and Corporate Governance Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Bancorp and willingness to devote adequate time to Board duties. During the year ended December 31, 2008, the Nominating and Corporate Governance Committee held five meetings.
     The Nominating and Corporate Governance Committee also will consider director candidates recommended by the Bancorp’s shareholders. A shareholder who wishes to nominate an individual as a director candidate at next year’s annual meeting of shareholders, rather than recommend the individual to the Board as a potential nominee, must comply with the advance notice requirements described under “Shareholder Proposals.”
     The Board of Directors has appointed a Risk Management Committee, formerly the Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which is composed of Directors Krupinski (Chairman), Mize and Wieser. The Board of Directors has determined that Director Krupinski is an “audit committee financial expert,” as that term is defined in the Securities Exchange Act of 1934.
     The Risk Management Committee functions as the Bancorp’s liaison with its external auditors and reviews audit findings presented by the Bancorp’s internal auditor. The Risk Management Committee, along with the external auditors and internal auditor, monitors controls for material weaknesses and/or improvements in the audit function. The Risk Management Committee also monitors or, if necessary, establishes policies designed to promote full disclosure of the Bancorp’s financial condition. The Board of Directors has adopted a written Charter for the Risk Management Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2008, the Risk Management Committee held eight meetings.
     The Board of Directors has appointed a Compensation & Benefits Committee composed of Directors Wieser (Chairman), Dennison, Krupinski and Mize. The Compensation & Benefits Committee is responsible for reviewing, determining and establishing the compensation of directors and (as the Bank’s Compensation & Benefits Committee) the salaries, bonuses and other compensation of the executive officers of the Bank. The Board of Directors has adopted a written charter for the Compensation & Benefits Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2008, the Compensation & Benefits Committee held five meetings.
Communications with Directors
     The Board of Directors of the Bancorp has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to the NorthWest Indiana Bancorp, Board of Directors, c/o Secretary, 9204 Columbia Avenue, Munster, Indiana 46321. The Secretary of the Bancorp has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

Executive Compensation
     The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2007 and 2008.
Summary Compensation Table

					Non-Equity	All Other
			Stock	Option	Incentive Plan	Compensa-
Name and		Salary	Awards	Awards	Compensation	tion	Total
Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)
David A. Bochnowski	2008	$357,446	$0	$0	$28,132	$32,166	$417,744
Chairman and Chief Executive Officer	2007	347,039	9,930	3,124	0	40,244	400,337
Joel Gorelick	2008	$215,535	$0	$0	$14,021	$12,273	$241,829
President and Chief Administrative Officer	2007	209,259	4,965	2,420	0	13,215	229,859
Jon E. DeGuilio	2008	$145,360	$0	$0	$4,143	$8,234	$157,737
Executive Vice President, General Counsel, and Secretary	2007	141,169	204	989	0	7,658	150,020
Robert T. Lowry	2008	$134,215	$0	$250	$3,825	$7,571	$145,861
Senior Vice President, Chief Financial Officer and Treasurer	2007	126,565	3,665	826	0	7,395	138,451

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan. Executive officers of the Bancorp who serve as directors do not receive director fees.

(2)	The amounts in the Stock Awards and Option Awards columns reflect the dollar amount the Bancorp recognized, before forfeitures, for financial statement purposes for the fiscal years ended December 31, 2007 and 2008, in accordance with FAS 123(R) and includes amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 11 to the Bancorp’s audited financial statements for the 2008 fiscal year, included in the Bancorp’s Annual Report on Form 10-K for 2008.

(3)	This column includes the dollar value of all amounts earned during the fiscal year because specified performance criteria have been satisfied pursuant to the Bancorp’s cash incentive plan, whether or not paid to the Named Executive Officer. The Bank’s cash incentive plan is open to all employees who have been employed by September 30th of each plan year. The incentive plan is based upon the Bancorp’s return on assets, return on equity and earnings per share.

(4)	“All Other Compensation” includes contributions of the Bank made under its Profit Sharing Plan on behalf of Messrs. Bochnowski, Gorelick, DeGuilio and Lowry of $11,250, $10,463, $7,058 and $6,328 for 2007, and $11,500, $10,777, $7,268, and $6,711 for 2008, respectively. Such amount also includes for the personal benefit to the officers of premiums paid for Split Dollar Plan Life Insurance on their lives in the amounts of $2,388, $1,465 $600 and $209 for 2007, and $1,224, $740, $246, and $104 for 2008, respectively. Such amount also includes dividends paid on restricted stock awards to Messrs. Bochnowski, Gorelick, DeGuilio and Lowry in the amounts of $2,574, $1,287, $180 and $858 for 2007, and $1,512, $756, $720, and $756 for 2008, respectively. Mr. Bochnowski’s other compensation also includes (i) premiums of $17,930 for 2007 and $17,930 for 2008, paid by the Bank for disability insurance and term insurance on Mr. Bochnowski’s life pursuant to his employment agreement described below and (ii) a credit in the amount of $6,120 for 2007, and $6,372 for 2008, under the Bank’s Unqualified Deferred Compensation Plan. Messrs. Bochnowski, Gorelick, DeGuilio, and Lowry received certain perquisites during 2007 and 2008, but the incremental cost of providing those perquisites did not exceed $10,000.
1994 Stock Option and Incentive Plan
     Until its expiration in February 2004, the Bancorp had a 1994 Stock Option and Incentive Plan. Pursuant to the 1994 Option Plan, an aggregate of 240,000 shares of the Bancorp’s Common Stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Bancorp and the Bank. Awards granted under the 1994 Option Plan were in the form of incentive stock options within the meaning of Section 422 of the Code, or non incentive stock options or restricted stock. As of February 23, 2009, there were options for 69,397 shares of the Bancorp’s Common Stock outstanding under the 1994 Option Plan at an average exercise price per share of $23.56. An aggregate of 4,600 restricted shares have been awarded under the 1994 Option Plan.
     The option price of each share of stock is to be paid in full at the time of exercise in cash, by delivering shares of the Bancorp common stock owned for at least six months with a market value of the exercise price, or by a combination of cash and such shares. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods. In the event of a change in control of the Bancorp all options not previously exercisable shall become fully exercisable. For this purpose, as well as for purposes of the 2004 Stock Option and Incentive Plan described below, change in control includes an acquisition by a third party of 25% or more of the Bancorp’s outstanding shares, a change in a majority of the Bancorp’s directors as a result of a tender offer, merger, sale of assets or similar transaction, or shareholder approval of a sale or disposition of all or substantially all of the Bancorp’s assets or another transaction following which the Bancorp would no longer be an independent publicly-owned entity; provided that such events will not be deemed a change in control if a majority of the Board of Directors of the Bancorp adopts a resolution to provide that such events will not be deemed a change in control.
2004 Stock Option and Incentive Plan
     The Board of Directors adopted the Amended and Restated 2004 Stock Option and Incentive Plan, which was approved by shareholders at the 2004 annual meeting, and amended and restated at the 2005 annual meeting of shareholders. The 2004 Option Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Directors, employees and consultants of the Bancorp and its subsidiaries are eligible for awards under the Plan. Pursuant to the 2004 Option Plan, the maximum number of shares with respect to which awards may be made under the 2004 Option Plan is 250,000 shares. The shares with respect to which awards may be made under the 2004 Option Plan may either be authorized and unissued shares or treasury shares. As of February 23, 2009, 5,750 shares of restricted stock and 1,000 incentive stock options had been awarded under the 2004 Option Plan.
     The purpose of the 2004 Option Plan is to promote the long term interests of the Bancorp and its shareholders by providing a means for attracting and retaining officers and employees of the Bancorp and its subsidiaries. The 2004 Option Plan is administered by the Compensation & Benefits Committee consisting of Directors Wieser, Dennison, Krupinski and Mize each of whom is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” under Section 162(m) of the Code. Options are generally awarded for terms of five years, and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. Options generally become exercisable in full five years after the date of grant. Options granted are adjusted for capital changes such as stock splits and stock dividends. The Committee has full and complete authority and discretion, except as expressly limited by the Plan, to grant awards and to provide for their terms and conditions.
     The option price of each share of stock is to be paid in full at the time of exercise in cash or by delivering shares of the Bancorp common stock owned for at least six months with a market value of the exercise price, or by a combination of cash and such shares. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods. In the event of a change in control of the Bancorp (as defined above), all options not previously exercisable shall become fully exercisable.
     Awards of restricted shares are generally subject to transfer restrictions for five years and fully vest at the end of the five-year period. If the service of an option holder terminates involuntarily within eighteen months after a change in control of the Bancorp (as defined above), any restricted transfer period to which the restricted shares are then subject will terminate and the shares will fully vest.
     Employees’ Savings and Profit Sharing Plan. The Bank maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. The Profit Sharing Plan is a defined contribution plan and employees are eligible to participate in the Profit Sharing Plan on the first day of the month coincident with or next following the completion of one year of employment, age 18, and completion of 1,000 hours of employment. The Plan is administered by a third party and employees direct their individual investments into any of several investment options including certificates of deposit at the Bank and the Bancorp’s shares purchased on the open market. Employees eligible for the Profit Sharing Plan may redirect their investments at any time.
     Contributions to the Profit Sharing Plan are discretionary, made by the Bank and are non-contributory on the part of the employees. All contributions are also subject to review by the Compensation & Benefits Committee and approval by the Board of Directors. Profit sharing contributions made by the Bank and earnings credited to the employee’s account vest on the following schedule: two years of service, 40% of contributions and earnings; three years of service, 60% of contributions and earnings; four years of service, 80% of contributions and earnings; and five years of service, 100% of contributions and earnings. Participants become 100% vested in the employer contributions and accrued earnings in their account upon their death, approved disability, or attainment of age 65 while employed at the Bank.
     The Profit Sharing Plan is open to all eligible employees and the Bank contributes a percentage of each employee’s base salary. Consistent with the objectives of the executive compensation program, contributions to the plan may increase or decrease based upon the return on assets of the Bancorp. The Board of Directors has approved and the Compensation & Benefits Committee monitors the formula for plan contributions. For the fiscal year ending December 31, 2008, the plan contributed 5% of each eligible employee’s base salary as a result of the Bancorp’s 2008 performance. This compares to a 6% contribution for the fiscal year ended December 31, 2006 and a 5% contribution for the fiscal year ended December 31, 2007.
     The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Plan, subject to the limitations imposed by Section 401(k) of the Internal Revenue Code. Participants electing pre-tax contributions are always 100% vested in their contributions and the earnings on their investments. Participants can also borrow from their pre-tax contributions pursuant to meeting the requirements of the Internal Revenue Code, using their account as collateral.
     Based upon the Bank’s return on assets for the respective years, $315,286 (including forfeitures of $1,671) was contributed to the Profit Sharing Plan for the year ended December 31, 2008, $266,615 (including forfeitures of $12,928) was contributed to the Profit Sharing Plan for the year ended December 31, 2007, and $309,814 (including forfeitures of $10,710) was contributed to the Profit Sharing Plan for the year ended December 31, 2006. For 2008, Mr. Bochnowski’s Profit Sharing Plan account was credited with $11,500, compared to $11,250 for 2007 and $13,200 for 2006; Mr. Gorelick’s Profit Sharing Plan account was credited with $10,777, $10,463, and $11,338 for such years; Mr. Lowry’s account was credited with $6,711, $6,328 and $7,155 for such years; and Mr. DeGuilio’s account was credited with $7,268, $7,058 and $8,219 for such years. The contributions made on behalf of executive officers named in the Summary Compensation Table are included in that table under the column “All Other Compensation.”
Group Medical and Insurance Coverage
     Group medical and insurance coverage is a customary and competitive employment practice in the community banking industry. The Bank provides a selection of group medical insurance benefits for all full-time employees with employees selecting the type of coverage. The Bank pays 72% for single employee coverage and 59% for employee plus dependent coverage. The Bank also provides two separate life insurance and accidental death and dismemberment insurance benefits. All full-time employees receive a life insurance and accidental death and dismemberment insurance benefit equal to one-half of their annual salary and, if they have completed one year of employment, 1,000 hours of service, and reached their 18th birthday, another life insurance and accidental death and dismemberment insurance benefit is provided that is equal to three times an employee’s salary to a maximum of $500,000.
Post-Retirement Health Benefits
     The Bank also sponsors a defined benefit post retirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained the age of 65, have completed at least 18 years of service and are covered under the group medical plan as of the date of their retirement. Currently, the Bank pays 28% of the retiree medical premium and retirees pay 100% of premiums for dependent coverage.
BOLI Insurance
     The Bank has invested in Bank Owned Life Insurance (BOLI) that insures executive officers, senior vice-presidents, and vice-presidents. A feature of this type of insurance provides a split dollar benefit to each insured that is reviewed by the Compensation & Benefits Committee and approved by the Board. The personal benefit portion of premiums paid for executive officers is indicated in the Summary Compensation Table under the column “All Other Compensation.”
Unqualified Deferred Compensation Plan
     The Bank adopted an Unqualified Deferred Compensation Plan in 1995 due to the Internal Revenue Code’s limitation on the amount of contributions a corporation can make on behalf of an employee to a qualified retirement plan. The Deferred Compensation Plan is designed to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to building shareholder value and to provide them with additional financial security as inducement to remain with the Bank. The Compensation & Benefits Committee administers the plan. To be eligible an employee must hold a key management, full time position which significantly impacts the Bank’s operating success.
     The Compensation & Benefits Committee selects which persons shall be participants and authorizes the crediting each year of an amount based upon a formula involving the participant’s employer funded contributions under all qualified retirement plans and the limitations imposed by the Internal Revenue Code subsection 401(a)(17) and Code section 415. In 2008 the maximum compensation level subject to qualified plan limitations was $230,000. The Deferred Compensation Plan provides that following the cessation of employment for any reason, the participant’s account is distributed to the participant or in the event of death, to the designated beneficiary in equal monthly installments over a five-year period unless the Bank’s Board of Directors approves an alternative form of payment at the request of the participant or beneficiary.
     Currently, Mr. Bochnowski is the only participant in the Deferred Compensation Plan. For the year ended December 31, 2008 the Bank credited $6,372 to his Deferred Compensation Account, a match of 5% of his base compensation that exceeded the limitation of the Internal Revenue Code. These amounts are included in Mr. Bochnowski’s compensation in the Summary Compensation Table under “All Other Compensation.”

Outstanding Equity Awards at December 31, 2008
     The following table presents information on stock options and restricted stock held by the Named Executive Officers on December 31, 2008.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Date of			Market Value of
	Unexercised Options	Unexercised Options	Option	Full Vesting of	Option	Number of Shares of	Shares or Units of	Date of Full
	(#)	(#)	Exercise	Unexercisable	Expiration	Units of Stock That	Stock That Have Not	Vesting of stock
Name	Exercisable	Unexercisable (1)	Price ($)	Options	Date	Have Not Vested (#)	Vested ($)(2)	Awards
David A. Bochnowski	797	—	$19.50	—	15-Jan-11
David A. Bochnowski	5,000	—	$22.15	—	04-Feb-12	800	$17,600	21-Jan-09
David A. Bochnowski	4,000	—	$25.25	—	19-Feb-13
David A. Bochnowski	—	3,225	$30.00	21-Jan-09	21-Jan-14
Joel Gorelick	4,000	—	$21.13	—	18-Jan-10
Joel Gorelick	3,000	—	$19.50	—	15-Jan-11
Joel Gorelick	3,000	—	$22.15	—	04-Feb-12	400	$8,800	21-Jan-09
Joel Gorelick	2,500	—	$25.25	—	19-Feb-13
Joel Gorelick	—	1,500	$30.00	21-Jan-09	21-Jan-14
Jon E. DeGuilio	1,000	—	$20.88	—	10-Dec-09
Jon E. DeGuilio	1,000	—	$19.50	—	15-Jan-11	500	$11,000	14-Dec-12
Jon E. DeGuilio	1,250	—	$22.15	—	04-Feb-12
Jon E. DeGuilio	1,750	—	$25.25	—	19-Feb-13
Jon E. DeGuilio	—	800	$30.00	21-Jan-09	21-Jan-14
Robert T. Lowry	1,500	—	$20.50	—	14-Jan-09
Robert T. Lowry	2,000	—	$21.13	—	18-Jan-10	500	$11,000	15-Dec-11
Robert T. Lowry	750	—	$19.50	—	15-Jan-11
Robert T. Lowry	675	—	$22.15	—	04-Feb-12
Robert T. Lowry	1,150	—	$25.25	—	19-Feb-13
Robert T. Lowry	—	425	$30.00	21-Jan-09	21-Jan-14
Robert T. Lowry	—	250	$28.50	22-Feb-13	22-Feb-18

(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2008.

(2)	The market value of these awards is determined by multiplying the number of shares by the closing market price of the Bancorp’s Common Stock on January 2, 2009, which was $22.00 per share.
Potential Payments upon Termination or Change in Control
     The Bancorp has entered into agreements and maintains plans that will require the payment of compensation to the Named Executive Officers in the event of their termination of employment, change in their responsibilities, or a change-in-control of the Bancorp. These agreements are discussed under the heading “Employment Agreements.”
     In addition, the Named Executive Officers hold certain options at December 31, 2008, that become exercisable in full upon a change in control of the Bancorp. These options are set forth in the table under “Outstanding Equity Awards at December 31, 2008,” under the column entitled “Number of Securities Underlying Unexercised Options.”
Employment Agreements
     On December 29, 2008, the Bancorp and Bank entered into an employment agreement with David A. Bochnowski, their Chief Executive Officer, which superseded and replaced his existing employment agreement. The amendments made were designed to comply with the requirements and final regulations of Section 409A of the Internal Revenue Code of 1986, which regulates agreements with elements of deferred compensation. The employment agreement has a three-year term and provides for daily extensions to maintain its three-year term unless the Bank or the employee gives written notice not to continue such extensions. The employment agreement provides for a base salary equal to the amount Mr. Bochnowski is currently being paid, subject to increases awarded by the Board of Directors and possible decreases based on operating results before a change of control of the Bank. The employee is also entitled to discretionary bonuses, customary fringe benefits and vacation leave. The Bank will continue to pay the premiums on life insurance policies insuring the employee providing for current benefits of approximately $1.9 million.
     The employment agreement is terminable by the Bank for cause, defined as (i) the employee’s commission of an act materially and demonstrably detrimental to the Bank or its subsidiaries constituting gross negligence or willful misconduct of the employee in the performance of his material duties to the Bank or (ii) the employee’s conviction of a felony involving moral turpitude.
     If the employment agreement terminates because of the employee’s death or disability, because he is discharged for cause, or because of the employee’s resignation without Good Reason (as defined below), the Bank is to pay the employee any amounts owed to him under the employment agreement through his date of termination. In addition, if the agreement terminates because of the employee’s death, within 30 days of employee’s death the Bank is to pay the employee’s estate or heirs a cash lump sum equal to his then-current annual base salary and the amount of his most recent annual bonus. In addition, if the employee’s employment terminates because of his disability, he will be entitled to a cash bonus equal to his most recent annual bonus, compensation until the earlier of his death or attainment of age 70 equal to 66% of his current base salary and annual bonus, and continuation of welfare benefits and senior executive perquisites that would have been provided to the employee had he remained employed during such period, reduced by any payments made to the employee under the Bank’s disability policies or programs.
     If the employee is discharged without cause or resigns for Good Reason (defined as the failure to re-elect him as Chairman and Chief Executive Officer or as a director of the Board of Directors of the Bank, a substantial diminution in the employee’s responsibilities or duties, a material breach by the Bank of the agreement, or the Bank’s decision to terminate the daily extension of the agreement), in addition to the benefits described in the preceding paragraph, as applicable, the employee will be entitled to (1) a cash bonus equal to the most recent annual bonus received by the employee, (2) a lump sum amount equal to three times his then-current salary and recent annual bonus, (3) continuation for three years of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period, (4) a payment required to prefund future premiums on the life insurance policies described above likely to become due prior to the employee attaining age 66, and (5) outplacement services at the expense of the Bank.
     The employment agreement provides that if the employee’s employment terminates for any reason after a change of control of the Bank, the employee shall receive the benefits as provided above, except that unless his benefits would thereby be reduced, the computations will be made by using the Employee’s most recent annual bonus before the change of control and welfare benefits and senior executive benefits to be continued during the specified period will be provided based on those benefits in effect immediately prior to the change of control of the Bank. For this purpose, a change of control generally occurs upon the following events: (i) acquisition of ownership of stock of the Bank or the Bancorp constituting more than 50% of the total fair market value or total voting power of the stock; (ii) change in the effective control of the Bank or the Bancorp by acquisition of 30% or more of the total voting power of the stock or replacement of a majority of the members of the Bancorp’s Board of Directors in certain circumstances; or (iii) change in ownership of a substantial portion of the Bank’s assets.

     If Section 280G of the Code (which generally applies to certain severance payments triggered by a change in control) would cause the payments to be made to the employee to be subject to an excise tax as imposed by Internal Revenue Code Section 4999, the employee’s compensation will be “grossed up” to make him whole with respect to such taxes.
     If Mr. Bochnowski’s employment had been terminated on December 31, 2008 following a change in control of the Bancorp, he would have been entitled to a lump sum cash payment of $1,588,316 and the continuation of welfare insurance benefits and perquisites over a three-year period, to age 66, with an estimated value of $109,384. These amounts do not include the cost or value of outplacement services to be provided under the agreement.
     During a period of one year following his termination of employment, the employee may not solicit or induce any employees or customers of the Bank to leave the Bank.
     On December 29, 2008, the Bank entered into an amended and restated employment agreement with Joel Gorelick, its President and Chief Administrative Officer. The amendments made were designed to comply with the requirements and final regulations of Section 409A of the Internal Revenue Code of 1986, which regulates agreements with elements of deferred compensation. The employment agreement has a three-year term and provides for annual extensions to maintain its three-year term, unless the Bank or the employee provides written notice not to continue such extensions. The employment agreement provides for a base salary equal to the amount Mr. Gorelick is currently being paid, subject to increases awarded by the Board of Directors and possible decreases based on operating results before a change of control of the Bank. The employee is also entitled to discretionary bonuses, customary fringe benefits and vacation leave.
     Mr. Gorelick may terminate his employment upon 60 days written notice. He may also terminate his own employment for cause (as defined in the contract). Mr. Gorelick may be discharged for cause (as defined in the contract) at any time. If the Bank terminates Mr. Gorelick’s employment for other than cause or if Mr. Gorelick terminates his own employment for cause (as defined in the contract), he will receive his base compensation under the contract for the balance of the contract unless the termination occurs within one year following a change of control (as defined in the contract) of the Bancorp or the Bank. In addition, during such period, Mr. Gorelick will continue to participate in the group insurance plans and retirement plans, or receive comparable benefits. If Mr. Gorelick’s employment is terminated because of his disability, he will receive his base compensation for an additional 12 months, reduced by any disability benefits to which he is entitled under the Bank’s disability policies or programs.
     If Mr. Gorelick’s employment is terminated within one year following a change of control of the Bancorp or the Bank without cause or for cause by Mr. Gorelick, or as a result of his death or disability, Mr. Gorelick will receive an amount equal to three times his base compensation, payable in a lump sum, within 30 days after his termination of employment. In addition, during the three years following his termination of employment, Mr. Gorelick will continue to participate in the group insurance plans and retirement plans of the Bancorp and the Bank, or receive comparable benefits. Change of control is defined in Mr. Gorelick’s agreement in the same manner as in Mr. Bochnowski’s contract set forth above.
     If the payments provided for in the contract, together with any other payments made to Mr. Gorelick, are deemed to be payments in violation of the “golden parachute” rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of December 31, 2008, Mr. Gorelick would be entitled to receive a lump sum cash payment of $663,441 plus the continuation of the group insurance coverage and continued participation in the Bank’s profit sharing plan over a three-year period, with an estimated value of $33,143 if the contract were terminated within one year after a change of control without cause, or for cause by Mr. Gorelick.

     The employment agreement also protects confidential business information and protects the Bank from competition by Mr. Gorelick if he voluntarily terminates his employment without cause or is terminated for cause.
Compensation of Directors for 2008
     The following table provides information concerning the compensation paid to or earned by the members of the Bancorp’s Board of Directors (except for Messrs. Bochnowski and Gorelick, who do not receive director’s fees), whether or not deferred:

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)
James L. Wieser	$23,490	$23,490
Kenneth V. Krupinski	$23,490	$23,490
Anthony Puntillo, D.D.S., M.S.D	$23,490	$23,490
Amy W. Han, Ph.D.	$21,533	$21,533
Stanley E. Mize	$23,490	$23,490
Frank J. Bochnowski	$23,490	$23,490
Lourdes M. Dennison	$23,490	$23,490
Don Fesko	$23,490	$23,490
Edward J. Furticella	$23,490	$23,490

(1)	Information on Messrs. Bochnowski and Gorelick, who are also directors, is included in the Summary Compensation Table.
     Total fees paid to directors for the year ended December 31, 2008, were $209,453 in the aggregate. For 2009, annual directors fees have been increased to $24,195.
Post 2004 Unfunded Deferred Compensation Plan for the Directors of Peoples Bank SB
     Each director of the Bank may elect on or before December 31st of any year to defer all or a portion of his annual director fees for succeeding calendar years. The rate of interest paid on deferred fees is the Bank’s regular six-month certificate of deposit, plus 2%. Interest is compounded quarterly and the interest rate is reset on the first business day of each month.
     Amounts deferred under the plan, together with accumulated interest, are distributed in annual installments over a ten-year period beginning with the first day of the calendar year immediately following the year in which the director ceases to be a director, provided that the first annual benefit for any director deemed a “key employee” under applicable tax regulations may not be paid any earlier than six months after the director terminates his services. Upon the death of a director, the balance of any unpaid deferred fees and interest will be paid in lump sum to the director’s designated beneficiary or estate.
     The following directors are deferring fees under this plan: Stanley E. Mize, Kenneth V. Krupinski and Amy W. Han.
Transactions with Related Persons
     The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $9,176,329 or 17.4% of equity capital at December 31, 2008.
Risk Management Committee Report
     We have reviewed and discussed with management the Bancorp’s audited financial statements as of and for the year ended December 31, 2008. We have discussed with the Bancorp’s independent registered public accounting firm, Crowe Horwath LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also received and reviewed the written disclosures and the letter from Crowe Horwath LLC, required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees overseeing independence, and have discussed with the independent registered public accounting firm the auditors’ independence.
     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.
     We have also concluded that the provision by Crowe Horwath LLC of non audit related services to the Bancorp and the Bank during 2008 is compatible with maintaining the auditors’ independence.
     This Report is respectfully submitted by the Risk Management Committee of the Bancorp’s Board of Directors.
Risk Management Committee Members
Kenneth V. Krupinski (Chairman)
Stanley E. Mize
James L. Wieser
Proposal 2 — Ratification of Appointment of Independent
Registered Public Accounting Firm
     The Risk Management Committee has engaged Plante & Moran, an independent registered public accounting firm, to be its auditors for the year ending December 31, 2009, subject to ratification by shareholders. As discussed below, Plante & Moran was engaged to serve as auditors for the Bancorp for the first time in 2009.
     Crowe Horwath LLC audited the Bancorp’s financial statements for 2008. A representative of Crowe Horwath LLC is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
The Board of Directors recommends a vote FOR ratification.
     Changes in and No Disagreements With Accountants on Accounting and Financial Disclosure
     On January 26, 2009, upon the recommendation of the Bancorp’s Risk Management Committee, the Bancorp engaged the accounting firm of Plante & Moran to examine the consolidated financial statements of the Bancorp as of and for the year ended December 31, 2009. Crowe Horwath LLC (“Crowe”), which had acted as the independent public accountants for the Bank since 1981, was notified on January 26, 2009 of the Bancorp’s decision not to re-engage Crowe to examine the 2009 financial statements of the Bancorp.

     The audit reports issued by Crowe, with respect to the Bancorp’s consolidated financial statements as of and for the years ended December 31, 2007 and December 31, 2008, did not contain an adverse opinion or disclaimer of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2007 and December 31, 2008, or any subsequent period, there had been no disagreements between the Bancorp and Crowe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe would have caused it to make a reference to the subject matter of the disagreement in connection with its audit report. Moreover, none of the events listed in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2007 and December 31, 2008, or any subsequent period.
     Prior to its engagement, Plante & Moran had not been consulted by the Bancorp as to the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Bancorp’s financial statements.
     Independent Registered Public Accounting Firm’s Services and Fees
     The Bancorp incurred the following fees for services performed by Crowe Horwath LLC in fiscal 2008 and 2007.
Audit Fees
     Fees for professional services provided in connection with the audit of the Bancorp’s annual financial statements and review of financial statements included in the Bancorp’s Forms 10-Q were $87,575 for fiscal 2008 and $80,200 for fiscal 2007.
Audit Related Fees
     Crowe Chizek and Company LLC provided no audit-related services in 2008 or 2007.
Tax Fees
     Fees for services rendered to the Bancorp for tax compliance, tax advice and tax planning, which included assistance in the establishment of an investment subsidiary and assistance in the preparation and filing of tax returns, were $69,985 for fiscal 2008 and $45,455 for fiscal 2007.
All Other Fees
     Fees for all other permissible services that do not fall within the above categories, including Securities and Exchange Commission (the “SEC”) reporting compliance were $2,000 for fiscal 2008 and $7,935 for fiscal 2007.
Pre Approval Policy
     The Risk Management Committee’s policy is to pre approve all audit and permissible non audit services provided by the independent auditor that exceed $2,500. These services may include audit services, audit related services, tax services and other services. Pre approval is generally provided for up to one year and any pre approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Risk Management Committee regarding the extent of services provided by the independent auditor in accordance with this pre approval, and the fees for the services performed to date. The Risk Management Committee may also pre approve particular services on a case by case basis.
     For fiscal 2007, pre approved non audit services included only those services described above for “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.”

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires that the Bancorp’s officers and directors and persons who own more than 10% of the Bancorp’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Bancorp with copies of all Section 16(a) forms that they file.
     Based solely on its review of the copies of the forms it received and/or written representations from reporting persons, the Bancorp believes that during the fiscal year ended December 31, 2008, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that Robert T. Lowry filed a Form 4 reporting the grant of a stock option for 250 shares on February 22, 2008, at an option price of $28.50 per share three days late, and Edward J. Furticella filed a Form 5 reporting his exercise on March 21, 2008, of a stock option for 1,105 shares at an option price of $21.13 per share approximately ten months and three weeks late.
Shareholder Proposals
     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Bancorp and included in the proxy statement and form of proxy relating to that meeting must be received at the main office of the Bancorp for inclusion in the proxy statement no later than 120 days in advance of March 23, 2010. Any such proposal should be sent to the attention of the Secretary of the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321, and will be subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether included in the Bancorp’s proxy materials), the Bancorp’s articles of incorporation, by-laws and Indiana law.
     A shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in the Bancorp’s proxy statement and form of proxy, will be considered untimely if it is received by the Bancorp later than 90 days prior to the Annual Meeting. If the Bancorp receives notice of such proposal after such time, each proxy that the Bancorp receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Bancorp’s proxy statement for the next Annual Meeting.
Other Matters
     Management is not aware of any business to come before the Annual Meeting other than those described in the proxy statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this proxy statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
     The Bancorp will bear the cost of the solicitation of proxies. The Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Bancorp may solicit proxies personally or by telephone without additional compensation.

     We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.
By Order of the Board of Directors
Jon E. DeGuilio
March 23, 2009

NORTHWEST INDIANA BANCORP
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
I hereby appoint Robert T. Lowry my sole proxy, with power of substitution, to vote all shares of the Company’s Common Stock which I am entitled to vote at the Annual Meeting of Shareholders, to be held at the Corporate Center of Peoples Bank, SB, 9204 Columbia Avenue, Munster, Indiana, on Friday, April 24, 2009, at 9:00 A.M., local time, and at any adjournment, as follows:

1. ELECTION OF DIRECTORS	FOR nominees listed below (except those stricken below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

David A. Bochnowski	James L. Wieser	Kenneth V. Krupinski	Anthony Puntillo, D.D.S., M.S.D.
(each for a three-year term)
(INSTRUCTIONS: To withhold authority to vote for any individual nominee strike through that nominee’s name above.)
2. PROPOSAL TO RATIFY THE APPOINTMENT OF PLANTE & MORAN, as independent registered public accounting firm for the fiscal year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the other side)
(Continued from other side)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREON AND, IN THE ABSENCE OF SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR ALL OTHER PROPOSALS.
Please sign exactly as your name appears below. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt of Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders is hereby acknowledged.

Signature	Signature if Held Jointly

Date , 2009

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2009.
•	The Proxy Statement and Annual Report are available at www.ibankpeoples.com/investor